Exhibit 99.1

Contact:   Michael Mason (investors)                 Gregory A. Gould, CFO
           Allen & Caron Inc.                        Integrated BioPharma, Inc.
           212 691 8087                              888 319 6962
           michaelm@allencaron.com                   ggould@ibiopharma.com
           Brian Kennedy (media)
           brian@allencaron.com

 Integrated BioPharma Announces Operational Changes at its InB:Paxis Subsidiary

     Integrated BioPharma, Inc. (Amex: INB) announced today that its InB:Paxis subsidiary instituted a reduction in its rate of production of Paclitaxel API and a corresponding reduction in force at its Boulder facility because its current inventory of finished product exceeds requirements for near-term forecasted sales. "We have reduced our staff and are redeploying some key personnel from Paxis to our InB:Hauser subsidiary to support further development of other taxane products," said E. Gerald Kay, INB's Chairman and Chief Executive Officer. "We will closely monitor the performance of our Paxis subsidiary in connection with our continuing efforts to maximize shareholder value."

     INB expects that its results for its fiscal year ended June 30, 2005 will reflect a charge relating to the changes to operations at InB:Paxis.

     INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, internal issues in the sponsoring client and the possible charge relating to changes in operations. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.